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                                 EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------


As independent public accountants, we hereby consent to the inclusion in this registration statement of our report dated October 10, 1997 (except with respect to certain matters discussed in Note 15 to the combined financial statements as to which the date is February 3,1998) on the combined financial statements of Miller Exploration Company and affiliated entities and our report dated November 26, 1997 on the statements of revenues and direct operating expenses of the Miller Exploration Company Acquired Properties, all included herein and to all references to our Firm included in this registration statement.



                         /s/ ARTHUR ANDERSEN LLP


Detroit, Michigan

February 3, 1998